Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

TUFIN SOFTWARE TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, New Israeli Shekel 0.015 per share	Rule 457(c) and 457(h)	1,892,556 (3)	$12.82	$24,243,642	$92.70 per million dollars	$2,249
Total Offering Amounts					$24,243,642		$2,249
Total Fee Offsets							$—
Net Fee Due							$2,249

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Tufin Software Technologies Ltd. 2019 Equity-Based Incentive Plan (the “2019 Plan”).

(2) For purposes of computing the registration fee only. Calculated in accordance with Rule 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the low and high prices ($12.74 and $12.91) of the Registrant’s Ordinary Shares on the New York Stock Exchange on April 29, 2022.

(3) Represents 1,892,556 additional Ordinary Shares authorized for issuance under the 2019 Plan, representing an automatic annual increase effective as of January 1, 2022 pursuant to the 2019 Plan.